UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 30, 2019

Luna Innovations Incorporated
(Exact name of registrant as specified in its charter)

Delaware	000-52008	54-1560050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 1st Street SW, Suite 200
Roanoke, VA 24011
(Address of principal executive offices, including zip code)
540-769-8400
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	LUNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth Company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2019, John B. Williamson provided notice to the board of directors (the “Board”) of Luna Innovations Inc. (the “Company”) of his decision not to stand for re-election at the Company’s May 2020 annual meeting of stockholders. Mr Williamson’s decision was not the result of any disagreement with the Company.

Also on August 30, 2019, the Board appointed Mary Beth Vitale to serve as a director of the Company and as a member of the Company’s Audit Committee and the Company’s Nominating and Governance Committee. Ms. Vitale will serve as a Class II director whose term will expire at the 2020 annual meeting of stockholders.  There is no arrangement or understanding between Ms. Vitale and any other person pursuant to which she was selected as a director of the Company, and there is no family relationship between Ms. Vitale and any of the Company’s other directors or executive officers.  The Company is not aware of any transaction involving Ms. Vitale requiring disclosure under Item 404(a) of Regulation S-K. Additional information about Ms. Vitale is set forth below.
Mary Beth Vitale, age 65, co-founded Pellera, LLC., a consulting firm specializing in cybersecurity and board governance to boards of directors, in 2001. Previously, she had served as President, CEO and Chairman of the Board of WestwindMedia.com, President and Chief Operating Officer of RMI.NET, and President-Western States and corporate officer for AT&T. She received her bachelor's degree from Hillsdale College; a Master's degree from the University of Colorado; and an Advanced Management certificate from the Wharton School. She was also a Commissioner on former Colorado Governor Bill Owens’ Commission for Science and Technology.  In addition, she is past Chairman of the Board of Directors of the National Association of Corporate Directors (NACD) local chapter. Ms. Vitale has also been recognized as an NACD Board Leadership Fellow and SEC qualified financial expert.  She currently is a faculty member for the NACD in board governance and cyber security training.  She is also a Co-Chair and founder of the Women Corporate Directors, Colorado Chapter.  Ms. Vitale also recently earned the CERT Certificate in Cybersecurity Oversight from the Software Engineering Institute, which demonstrates her commitment to advanced cybersecurity literacy to the Company, investors and regulators. Ms. Vitale also served on the board of directors of CoBiz Financial, a publicly traded national commercial bank, from 2005 to 2018 and on the board of directors of Zynex, Inc., a publicly traded medical technology company, from 2008 to 2014.
In accordance with the Company’s amended and restated non-employee director compensation policy, upon her commencement of service as a director, Ms. Vitale was granted 2,746 restricted stock units on September 3, 2019. The restricted stock units will vest upon the Company’s 2020 annual meeting of stockholders, subject to Ms. Vitale’s continuous service through such vesting date.  Additionally, Ms. Vitale will be entitled to receive a $37,500 annual retainer, payable quarterly in advance, for her service as a director, a $4,000 annual retainer, payable quarterly in advance, for her service on the Audit Committee and a $4,000 annual retainer, payable quarterly in advance, for her service on the Nominating and Governance Committee.  At each annual stockholder meeting following which Ms. Vitale continue service as a director, she will be entitled to receive additional restricted stock units with a value of $37,500, which will vest on the earlier of the one year anniversary of the date of grant or upon on the date of the next annual meeting of stockholders, subject to Ms. Vitale’s continuous service through such vesting date.  Ms. Vitale has also entered into the Company’s standard form of indemnification agreement.

Item 7.01.	Regulation FD Disclosure.

On September 5, 2019, the Company issued a press release announcing Mr. Williamson’s decision not to stand for re-election and Ms. Vitale’s appointment to the Board, the Audit Committee and the Nominating and Governance Committee.  A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report. The information contained in the press release furnished as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01.	Exhibits.

(d)	Exhibits.

Exhibit	Description

99.1	Press Release dated September 5, 2019, “Mary Beth Vitale Appointed to Luna Innovations Board of Directors.”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luna Innovations Incorporated

By:	/s/ Scott A. Graeff
Scott A. Graeff President and Chief Executive Officer
Date: September 5, 2019